UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 29, 2005

Dark Dynamite, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)
1-10559 (Commission File Number)	65-1021346 (IRS Employer Identification Number)

c/o Jared Gold President
63 West 100 South, 2nd Floor Studio Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 746-3435
(Registrant's telephone number, including area code)

    This Current Report on Form 8-K is filed by Dark Dynamite, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 Entry Into A Material Definitive Agreement

    As of August 29, 2005, the Registrant entered into a Plan of Exchange (the “Agreement”), between and among the Registrant, Shanxi Kai Da Lv You Gu Wen You Xian Gong Si, a corporation organized and existing under the laws of the Peoples’ Republic of China (“Kai Da”), the shareholders of Kai Da (the “Kai Da Shareholders”) and the Majority Shareholder of the Registrant.

    Pursuant to the terms of the Agreement, two simultaneous transactions will be consummated at closing, as follows: (i) the Majority Shareholder of the Registrant will transfer to the Kai Da Shareholders an amount equal to 4,990,000 shares of the Registrant’s convertible preferred stock, each share of which is convertible, at the option of the holder, into 25 shares of common stock of the Registrant, and has twenty five votes per share on all matters submitted to a vote of shareholders, in return for the total cash payment of $495,000, and of such convertible preferred shares, 1,600,000 shares will be converted at closing into 40,000,000 shares of the Registrant's common stock and (ii) the Registrant will issue to the Kai Da Shareholders an amount equal to 100,000 new investment shares of common stock of the Registrant pursuant to Regulation S under the Securities Act of 1933, as amended, in exchange for all of their shares of registered capital Kai Da. Upon completion of the exchange, Kai Da will become a wholly-owned subsidiary of the Registrant. An executed copy of the Agreement is attached hereto as Exhibit 10.

    At closing, 1,600,000 shares of the 4,990,000 shares of convertible preferred stock which are being purchased by the Kai Da Shareholders from the Majority Shareholder, will be converted into 40,000,000 new shares of the common stock, and will be distributed pro rata to the Kai Da Shareholders. If all of the 4,990,000 shares of convertible preferred stock were converted into common shares, they would represent 124,750,000 shares of common stock of the total of approximately 126,850,000 issued and outstanding shares of common stock (including the 100,000 new investment shares), or 98% of the issued and outstanding shares.

    The Registrant intends to dispose of the stock of its operating subsidiary, Black Chandelier, Inc., a Nevada corporation, at an undetermined date following the closing under the Plan of Exchange, to the Majority Shareholder, although there is no agreement on terms. In addition, Diversified Holdings X, Inc., a Nevada corporation and affiliate of the Majority Shareholder, has agreed to indemnify and hold harmless the Kai Da Shareholders and the Registrant against certain liabilities of the Registrant that may exist after the closing under the plan of exchange, and the Majority Shareholder will deposit the sum of $50,000 of the $495,000 proceeds from the sale of the 4,990,000 shares of convertible preferred stock in escrow pursuant to an indemnity and escrow agreement in further of such indemnification agreement.

    It is important to note that in connection with the transfer of the convertible preferred stock as described above, the Majority Shareholder of the Registrant, will receive a payment of $495,000 in cash. The Majority Shareholder had no pre-existing material relationship of any kind with Kai Da or its shareholders prior to the herein described agreement.

The Registrant currently has issued and outstanding approximately 2,000,000 shares of common stock that trade on the Over-The-Counter Bulletin Board under the symbol “DDYI”.

CONSUMMATION OF THE THIS EXCHANGE TRANSACTION WILL RESULT IN A CHANGE OF CONTROL OF THE REGISTRANT.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARK DYNAMITE, INC.

Date: August 29, 2005	By:	/s/ Jared Gold
Jared Gold President, CEO and Director

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EXHIBIT INDEX

Exhibit Number	Description

10	Plan of Exchange, dated August 29, 2005

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